PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                   Dated December 1, 2004
                                                                  Rule 424(b)(3)

                                   $10,000,000

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                              --------------------
                  .50% Exchangeable Notes due December 30, 2011

                   Exchangeable for Shares of Common Stock of
                              AVID TECHNOLOGY, INC.

Beginning January 6, 2005, you will be able to exchange your notes for a number of shares of Avid common stock, subject to our right to call all of the notes on or after December 15, 2006.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of .50% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each June 30 and December 30, beginning June 30, 2005.

o Beginning January 6, 2005, you will have the right to exchange each note for 13.19723 shares of Avid common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment for certain corporate events relating to Avid Technology, Inc. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o We have the right to call all of the notes on or after December 15, 2006. If we call the notes on any day from and including December 15, 2006 to and including the maturity date, we will pay to you the call price of $1,000, provided that if the value of 13.19723 shares of Avid common stock based on the NASDAQ official closing price on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you 13.19723 shares of Avid common stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Avid common stock rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.

o Avid Technology, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o    The notes will not be listed on any securities exchange.

o    The CUSIP number for the notes is 617446SX8.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                              --------------------
                     PRICE 100% AND ACCRUED INTEREST, IF ANY
                              --------------------

                               Price to            Agent's          Proceeds to
                                Public          Commissions(1)        Company
                           -----------------  -----------------  ---------------
Per Note .............          100.00%             .15%              99.85%
Total ................       $10,000,000          $15,000          $9,985,000

-------------------
(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

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                                      PS-2

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."


Each note costs $1,000        We, Morgan Stanley, are offering our .50%
                              Exchangeable Notes due December 30, 2011, which you may exchange for shares of common stock of Avid Technology, Inc. beginning on January 6,
                              2005. We refer to Avid Technology, Inc. as Avid, and we refer to the common stock of Avid as Avid
                              Stock. The principal amount and issue price of each note is $1,000.

                              The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and Description of Notes--Use of Proceeds and Hedging."

..50% interest on the          We will pay interest on the notes, at the rate of
principal amount              .50% per year on the $1,000 principal amount of
                              each note, semi-annually on each June 30 and December 30, beginning June 30, 2005, provided that accrued but unpaid interest will not be paid upon any exchange or our call of the notes.

You may exchange each         Beginning January 6, 2005, you may exchange each
note for 13.19723 shares      note for a number of shares of Avid Stock equal to
of Avid Stock                 the exchange ratio, subject to our right to call
                              all of the notes on any day from and including
                              December 15, 2006. The exchange ratio is 13.19723 shares of Avid Stock per note, subject to adjustment for certain corporate events relating to Avid.

How to exchange your notes    When you exchange your notes, our affiliate Morgan
                              Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Avid Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date. Since the notes will be held only in book entry form, you may exercise your exchange right only by acting through your participant at The Depository Trust Company, whose nominee is the registered holder of the notes.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o transfer your book entry interest in the notes to JPMorgan Chase Bank, N.A., as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of notes, you should consult the participant through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                              You must exchange at least 25 notes (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

                              You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of Avid Stock rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you   At our option, on the third business day after you
cash or Avid Stock if you     fulfill all the conditions of your exchange, we
elect to exchange your notes  will either:

                              o deliver to you shares of Avid Stock at the exchange ratio as it may have been adjusted through the close of business on the exchange date, or

                              o pay to you the cash value of such shares as determined on the exchange date.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

From December 15, 2006 to     We may call the notes for settlement on any day
the maturity date, we may     from and including December 15, 2006 to and
call the notes for stock or   including the maturity date, which we refer to as
the $1,000 call price,        the call date, for stock or the $1,000 call price.
depending on the price of     If we call the notes, you will not receive any
Avid Stock                    accrued but unpaid interest on the call date.

                              On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Avid Stock underlying each note based on the exchange ratio and NASDAQ official closing price on such day. We refer to that closing value as parity.

                              If parity is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the $1,000 call price, then we will instead deliver on the call date specified in our notice shares of Avid Stock at the exchange ratio. If on or after the date of our call notice Avid Stock becomes subject to trading restrictions that restrict our or any of our affiliates' abilities to deliver Avid Stock without registration, we will deliver the cash value of such shares, determined by the calculation agent on the third scheduled trading day prior to the call date. If parity on the last trading day prior to the date of our call notice is equal to or greater than the $1,000 call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                              If we notify you that we are calling the notes for shares of Avid Stock, the NASDAQ official closing price of Avid Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Avid Stock that you receive on the call date for each note may be less than the call price of $1,000. Your continuing right to exercise your exchange right following our decision to call the notes for Avid Stock allows you to shorten the period during which you are exposed to the risk that the price of Avid Stock may decrease.

The notes may become          Following certain corporate events relating to
exchangeable into the         Avid Stock, such as a stock-for-stock merger where
common stock of companies     Avid is not the surviving entity, you will be
other than Avid               entitled to receive the common stock of a
                              successor corporation to Avid upon an exchange or our call of the notes for shares rather than cash.
                              Following certain other corporate events relating to Avid Stock, such as a merger event where holders of Avid Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Avid Stock, you will be entitled to receive the common stock of three companies in the same industry group as Avid in lieu of, or in addition to, Avid Stock, upon an exchange or our call of the notes for shares rather than cash. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of Notes--Antidilution
                              Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Avid Stock is currently       The closing price of Avid Stock on the Nasdaq
$58.31 per share              National Market on the date of this pricing
                              supplement was $58.31. You can review the historical prices of Avid Stock in the section of this pricing supplement called "Description of Notes--Historical Information."

Tax treatment                 The notes will be treated as "contingent payment
                              debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the sections called "United States Federal

                              Taxation--Notes--Optionally Exchangeable Notes" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The notes are not listed      The notes will not be listed on any securities
                              exchange.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act as
Calculation Agent             calculation agent for JPMorgan Chase Bank, N.A.,
                              the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Avid Stock that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Avid Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution
                              Adjustments."

No affiliation with           Avid is not an affiliate of ours and is not
Avid                          involved with this offering in any way. The
                              obligations represented by the notes are obligations of Morgan Stanley and not of Avid.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series F medium-term note program. You can find a
                              general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                 RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than   These notes pay interest at the rate of .50% of
interest on ordinary notes    the principal amount per year. This interest rate
                              is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

The notes will not be listed  The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes     Several factors, many of which are beyond our
may be influenced by many     control, will influence the value of the notes in
unpredictable factors         the secondary market and the price at which MS &
                              Co. may be willing to purchase or sell the notes in the secondary market, including:

                              o    the trading price of Avid Stock

                              o the volatility (frequency and magnitude of changes in price) of Avid Stock

                              o    geopolitical conditions and economic,
                                   financial, political, regulatory or judicial events that affect stock markets generally and which may affect Avid and the trading price of Avid Stock

                              o    interest and yield rates in the market

                              o    the dividend rate on Avid Stock

                              o the time remaining until (1) you can exchange your notes for Avid Stock, (2) we can call the notes (which can be on or after December 15, 2006) and (3) the notes mature

                              o    our creditworthiness

                              o the occurrence of certain events affecting Avid that may or may not require an adjustment to the exchange ratio

These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the NASDAQ official closing price of Avid Stock is at, below or not sufficiently above the price of Avid Stock at pricing.

You cannot predict the future performance of Avid Stock based on its historical performance.

The inclusion of              Assuming no change in market conditions or any
commissions and projected     other relevant factors, the price, if any, at
profit from hedging in the    which MS & Co. is willing to purchase notes in
original issue price is       secondary market transactions will likely be lower
likely to affect secondary    than the original issue price, since the original
market prices                 issue price included, and secondary market prices
                              are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Following our notice of a     If we notify you that we are calling the notes for
call of the notes, the price  Avid Stock, the NASDAQ official closing price of
of Avid Stock may decline     Avid Stock may be lower on the call date than it
prior to the call date        was on the last trading day before the date of our
                              call notice, in which case the value of the Avid
                              Stock that you receive on the call date for each note may be less than the call price of $1,000.

Following our call of the     If, after we have notified you that we are calling
notes for shares of Avid      the notes for shares of Avid Stock, Avid Stock
Stock, we may deliver the     becomes subject to trading restrictions that
cash value of such shares     restrict our or any of our affiliates' abilities
                              to deliver Avid Stock without registration, we will deliver to you on the call date the cash value of such shares of Avid Stock, determined by the calculation agent based on the NASDAQ official closing price of Avid Stock on the third scheduled trading day prior to the call date, rather than shares of Avid Stock.

Morgan Stanley is not         Avid is not an affiliate of ours and is not
affiliated with Avid          involved with this offering in any way.
                              Consequently, we have no ability to control the actions of Avid, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Avid has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.
                              None of the money you pay for the notes will go to Avid.

Morgan Stanley may engage     We or our affiliates may presently or from time to
in business with or           time engage in business with Avid without regard
involving Avid without        to your interests, including extending loans to,
regard to your interests      or making equity investments in, Avid or providing
                              advisory services to Avid, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Avid. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Avid. These research reports may or may not recommend that investors buy or hold Avid
                              Stock.

You have no shareholder       Investing in the notes is not equivalent to
rights                        investing in Avid Stock. As an investor in the
                              notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Avid Stock.

The notes may become          Following certain corporate events relating to
exchangeable into the         Avid Stock, such as a merger event where holders
common stock of companies     of Avid Stock would receive all or a substantial
other than Avid               portion of their consideration in cash or a
                              significant cash dividend or distribution of property with respect to Avid Stock, you will be entitled to receive the common stock of three companies in the same industry group as Avid in lieu of, or in addition to, Avid Stock, upon an exchange or our call of the notes for shares rather than cash. Following certain other corporate events, such as a stock-for-stock merger where Avid is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to Avid upon an exchange or our call of the notes for shares rather than cash.
                              We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                              "Description of Notes--Antidilution Adjustments."
                              The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
the calculation agent is      exchange ratio for certain events affecting Avid
required to make do not       Stock, such as stock splits and stock dividends,
cover every corporate event   and certain other corporate actions involving
that could affect Avid Stock  Avid, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that could affect the price of Avid Stock. For example, the calculation agent is not required to make any adjustments if Avid or anyone else makes a partial tender offer or a partial exchange offer for Avid Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Avid Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

The economic interests of     The economic interests of the calculation agent
the calculation agent and     and other affiliates of ours are potentially
are other affiliates of       adverse to your interests as an investor in the
ours potentially adverse to   notes.
your interests
                              As calculation agent, MS & Co. will calculate how many shares of Avid Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events. Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call of the notes. See the section of this pricing supplement called "Description of Notes-Antidilution
                              Adjustments."

                              The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.


Hedging and trading activity MS & Co. and other affiliates of ours have carried by the calculation agent and out, and will continue to carry out, hedging
its affiliates could          activities related to the notes, including trading
potentially affect the value  in Avid Stock as well as in other instruments
of the notes                  related to Avid Stock. MS & Co. and some of our
                              other subsidiaries also trade Avid Stock and other financial instruments related to Avid Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Avid Stock and, therefore, the price at which Avid Stock must trade before the Avid Stock for which you may exchange each note will be worth as much as or more than the principal amount of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Avid Stock and, accordingly, the value of the Avid
                              Stock or the amount of cash you will receive upon an exchange or call of the notes.

The notes will be treated as  You should also consider the U.S. federal income
contingent payment debt       tax consequences of investing in the notes. The
instruments for U.S. federal  notes will be treated as "contingent payment debt
income tax purposes           instruments" for U.S. federal income tax
                              purposes, as described in the section of this pricing supplement called "Description of
                              Notes-United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange
                              (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of Notes-United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation-Notes-Optionally
                              Exchangeable Notes" and "United States Federal
                              Taxation-Backup Withholding" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as the tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                             DESCRIPTION OF NOTICE

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our .50% Exchangeable Notes due December 30, 2011 (Exchangeable for Shares of Common Stock of Avid Technology, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.


Aggregate Principal
  Amount...................   $10,000,000

Maturity Date..............   December 30, 2011

Specified Currency.........   U.S. dollars

Issue Price................   100%

Interest Rate..............   .50% per annum

Interest Payment Dates.....   Each June 30 and December 30, beginning June 30,
                              2005

Original Issue Date
(Settlement Date)..........   December 6, 2004

CUSIP Number...............   617446SX8

Minimum Denominations......   $1,000

Distribution at Maturity...   On the Maturity Date, if the Notes have not been
                              called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your Exchange Right has not been exercised.

Exchange Right.............   On any Exchange Date, you will be entitled, upon
                              your

                              o    completion and delivery to us and the
                                   Calculation Agent through your participant at The Depository Trust Company, New York, New York, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date, and

                              o instruction to your broker or the participant through which you own your interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below), to exchange each Note for a number of shares of Avid Stock equal to the Exchange Ratio, as adjusted for corporate events relating to Avid. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price (as defined below) as described under "--Morgan Stanley Call Right" below.

                              Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the

                              Notes that you exchange must, as a condition to the delivery of Avid Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                              Upon any such exchange, we may, at our sole option, either deliver such shares of Avid Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of Avid Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Avid Stock. See "--Closing Price."

                              We will, or will cause the Calculation Agent to, deliver such shares of Avid Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                              Since the Notes will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange...........   If you exercise your Exchange Right, you must
                              exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Record Date................   The Record Date for each Interest Payment Date
                              (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares.......   If upon any exchange or call of the Notes we
                              deliver shares of Avid Stock, we will pay cash in lieu of delivering any fractional share of Avid
                              Stock in an amount equal to the corresponding fractional Closing Price of Avid Stock as determined by the Calculation Agent on the applicable Exchange Date or on the second Trading
                              Day immediately preceding the Call Date.

Exchange Ratio.............   13.19723, subject to adjustment for certain
                              corporate events relating to Avid. See
                              "--Antidilution Adjustments" below.

Exchange Date..............   Any Trading Day on which you have duly completed
                              and delivered to us and the Calculation Agent, as described under "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next
                              Trading Day; provided that such Trading Day falls during the period beginning January 6, 2005 and ending on the Trading Day prior to the earliest of
                              (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading
                              Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Morgan Stanley Call Right" below, the
                              Morgan Stanley Notice Date.

Morgan Stanley Call
 Right.....................   On or after December 15, 2006 to and including the
                              Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Avid
                              Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice
                              Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call
                              Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Avid Stock or cash to be delivered to you will be delivered on the Call
                              Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Avid
                              Stock or cash to the Trustee for delivery to you.
                              You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                              Except in the case of a call for the cash Call Price as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date..................   The scheduled Trading Day on or after December 15,
                              2006 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Avid
                              Stock, cash equal to the Call Price or, if applicable, the Subsequent Cash Payment to you for mandatory exchange.

Morgan Stanley Notice
 Date......................   The scheduled Trading Day on which we issue our
                              notice of mandatory exchange, which must be at least 15 but no more than 30 days prior to the Call Date.

Parity.....................   With respect to any Trading Day, an amount equal
                              to the Exchange Ratio on such Trading Day times the Closing Price of Avid Stock (and any other
                              Exchange Property) on such Trading Day.

Subsequent Cash Payment....   If we have called the Notes in accordance with the
                              Morgan Stanley Call Right (other than a call for the cash Call Price of $1,000 per Note), and on or after the Morgan Stanley Notice Date Avid Stock becomes subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would restrict the ability of Morgan Stanley or any of its affiliates to deliver Avid

                              Stock without registration, as determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of Avid Stock equal to the Exchange Ratio, deliver on the Call Date the "Subsequent Cash Payment," which will be an amount of cash per Note equal to the value of the shares of Avid Stock that would have been deliverable per Note on the Call Date based on the Closing Price of Avid Stock and the Exchange Ratio, each determined by the Calculation Agent as of the third scheduled Trading Day prior to the Call Date.

                              If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering Avid Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date. The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Call Price.................   $1,000 per Note

Closing Price..............   The Closing Price for one share of Avid Stock (or
                              one unit of any other security for which a Closing
                              Price must be determined) on any Trading Day (as defined below) means:

                                   o   if Avid Stock (or any such other
                                       security) is listed or admitted to
                                       trading on a national securities
                                       exchange, the last reported sale price,
                                       regular way, of the principal trading
                                       session on such day on the principal
                                       United States securities exchange
                                       registered under the Securities Exchange
                                       Act of 1934, as amended (the "Exchange
                                       Act"), on which Avid Stock (or any such
                                       other security) is listed or admitted to trading,

                                   o   if Avid Stock (or any such other
                                       security) is a security of the Nasdaq
                                       National Market (and provided that the
                                       Nasdaq National Market is not then a
                                       national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                   o   if Avid Stock (or any such other
                                       security) is neither listed or admitted
                                       to trading on any national securities
                                       exchange nor a security of the Nasdaq
                                       National Market but is included in the
                                       OTC Bulletin Board Service (the "OTC
                                       Bulletin Board") operated by the National
                                       Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                              If Avid Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Avid Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National

                              Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Avid Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Avid Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the New
                              York Stock Exchange, Inc. ("NYSE"), the American
                              Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago
                              Board of Options Exchange and in the
                              over-the-counter market for equity securities in the United States and on which a Market Disruption
                              Event has not occurred.

Book Entry Note or
 Certificated Note.........   Book Entry. The Notes will be issued in the form
                              of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures.
                              For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or Subordinated
 Note......................   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent for this Underwritten
Offering of Notes..........   MS & Co.

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments...   The Exchange Ratio will be adjusted as follows:

                              1. If Avid Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Avid Stock.

                              2. If Avid Stock is subject (i) to a stock dividend (issuance of additional shares of Avid Stock) that is given ratably to all holders of shares of Avid Stock or (ii) to a distribution of Avid Stock as a result of the triggering of any provision of the corporate charter of Avid, then once the dividend has become effective and Avid Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Avid Stock and (ii) the prior Exchange Ratio.

                              3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Avid Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary Dividend" means each of
                              (a) the full amount per share of Avid Stock of any cash dividend or special dividend or distribution that is identified by Avid as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Avid as an extraordinary or special dividend or distribution) distributed per share of Avid Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Avid Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of Avid Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Avid Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and (c) the full cash value of any non-cash dividend or distribution per share of Avid Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Avid Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Avid Stock will be adjusted on the ex-dividend date so that the new

                              Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Avid Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                              4. Any of the following shall constitute a Reorganization Event: (i) Avid Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Avid, (ii) Avid has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Avid completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Avid is liquidated, (v) Avid issues to all of its shareholders equity securities of an issuer other than Avid (other than in a transaction described in clause (ii), (iii) or
                              (iv) above) (a "spinoff stock") or (vi) Avid Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Avid Stock receive any equity security listed on a national securities exchange or traded on the Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of Avid Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                   (a) if Avid Stock continues to be
                                   outstanding, Avid Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

                                   (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Avid Stock, the number of shares of the New Stock received with respect to one share of Avid Stock multiplied by the Exchange Ratio for Avid Stock on the Trading Day immediately prior to the effective date of the

                                   Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                   (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                         (i) if the combined value of the amount
                                         of Non-Stock Exchange Property received
                                         per share of Avid Stock, as determined
                                         by the Calculation Agent in its sole
                                         discretion on the effective date of
                                         such Reorganization Event (the
                                         "Non-Stock Exchange Property Value"),
                                         by holders of Avid Stock is less than
                                         25% of the Closing Price of Avid Stock
                                         on the Trading Day immediately prior to
                                         the effective date of such
                                         Reorganization Event, a number of
                                         shares of Avid Stock, if applicable,
                                         and of any New Stock received in
                                         connection with such Reorganization
                                         Event, if applicable, in proportion to
                                         the relative Closing Prices of Avid
                                         Stock and any such New Stock, and with
                                         an aggregate value equal to the
                                         Non-Stock Exchange Property Value
                                         multiplied by the Exchange Ratio for
                                         Avid Stock on the Trading Day
                                         immediately prior to the effective date
                                         of such Reorganization Event, based on
                                         such Closing Prices, in each case as
                                         determined by the Calculation Agent in
                                         its sole discretion on the effective
                                         date of such Reorganization Event; and
                                         the number of such shares of Avid Stock
                                         or any New Stock determined in
                                         accordance with this clause (c)(i) will
                                         be added at the time of such adjustment
                                         to the Exchange Ratio in subparagraph
                                         (a) above and/or the New Stock Exchange
                                         Ratio in subparagraph (b) above, as
                                         applicable, or

                                         (ii) if the Non-Stock Exchange Property
                                         Value is equal to or exceeds 25% of the
                                         Closing Price of Avid Stock on the
                                         Trading Day immediately prior to the
                                         effective date relating to such
                                         Reorganization Event or, if Avid Stock
                                         is surrendered exclusively for
                                         Non-Stock Exchange Property (in each
                                         case, a "Reference Basket Event"), an
                                         initially equal-dollar weighted basket
                                         of three Reference Basket Stocks (as
                                         defined below) with an aggregate value
                                         on the effective date of such
                                         Reorganization Event equal to the
                                         Non-Stock Exchange Property Value
                                         multiplied by the Exchange Ratio for
                                         Avid Stock on the Trading Day
                                         immediately prior to the effective date
                                         of such Reorganization Event. The
                                         "Reference Basket Stocks" will be the
                                         three stocks with the largest market
                                         capitalization among the stocks that
                                         then comprise the S&P 500 Index (or, if
                                         publication of such index is
                                         discontinued, any successor or
                                         substitute index selected by the
                                         Calculation Agent in its sole
                                         discretion) with the same primary
                                         Standard Industrial Classification Code
                                         ("SIC Code") as Avid; provided,
                                         however, that a Reference Basket Stock
                                         will not include any stock that is
                                         subject to a trading restriction under
                                         the trading restriction policies of
                                         Morgan Stanley or any of its affiliates
                                         that would materially limit the ability
                                         of Morgan Stanley or any of its
                                         affiliates to hedge the Notes with
                                         respect to such stock (a "Hedging
                                         Restriction"); provided further that,
                                         if three Reference Basket Stocks cannot
                                         be identified from the S&P 500 Index by
                                         primary SIC Code for which a Hedging
                                         Restriction does not exist, the
                                         remaining Reference Basket Stock(s)
                                         will be selected by the Calculation
                                         Agent from the largest market
                                         capitalization stock(s) within the same
                                         Division and Major Group classification
                                         (as defined by the Office of Management
                                         and Budget) as the primary SIC Code for
                                         Avid. Each Reference Basket Stock will
                                         be assigned a Basket Stock Exchange
                                         Ratio equal to the number of shares of
                                         such Reference Basket Stock with a
                                         Closing Price on the effective date of
                                         such Reorganization Event equal to the
                                         product of (a) the Non-Stock Exchange
                                         Property Value, (b) the Exchange Ratio
                                         for Avid Stock on the Trading Day
                                         immediately prior to the effective date
                                         of such Reorganization Event and (c)
                                         0.3333333.

                              Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                   (x) if applicable, the Closing Price of Avid
                                       Stock times the Exchange Ratio; and

                                   (y) if applicable, for each New Stock, the
                                       Closing Price of such New Stock times the New Stock Exchange Ratio for such New Stock; and

                                   (z) if applicable, for each Reference Basket
                                       Stock, the Closing Price of such
                                       Reference Basket Stock times the Basket
                                       Stock Exchange Ratio for such Reference
                                       Basket Stock.

                              In each case, the applicable Exchange Ratio
                              (including for this purpose, any New Stock
                              Exchange Ratio or Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                              5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Avid Stock, including, without limitation, a partial tender or exchange offer for Avid Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Avid Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                                *     *     *

                              For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                              Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above, (i) references to "Avid Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Avid Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of Avid Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                              No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                              The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                              If you exercise your Exchange Right and we elect to deliver Avid Stock or if we call the Notes for Avid Stock, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event....   "Market Disruption Event" means, with respect to
                              Avid Stock:

                                   (i) a suspension, absence or material
                                   limitation of trading of Avid Stock on the primary market for Avid Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Avid Stock as a result of which the reported trading prices for Avid Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Avid Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Avid Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Avid Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Avid Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default...........   In case an event of default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS
                              & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that, if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of Avid Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price and shall not include any accrued and unpaid interest. See "--Call Price" above.

Avid Stock;
Public Information.........   Avid Technology, Inc. develops, markets, sells and
                              supports a wide range of software and hardware for digital media production, management and distribution. Avid Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                              Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W.,
                              Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference
                              Section of the Commission, 450 Fifth Street, N.W.,
                              Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.
                              The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Avid pursuant to the Exchange Act can be located by reference to Commission file number 0-21174. In addition, information regarding Avid may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                              This pricing supplement relates only to the Notes offered hereby and does not relate to Avid Stock or other securities of Avid. We have derived all disclosures contained in this pricing supplement regarding Avid from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Avid. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Avid is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Avid Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Avid could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                              Neither we nor any of our affiliates makes any representation to you as to the performance of Avid Stock.

                              We and/or our affiliates may presently or from time to time engage in business with Avid, including extending loans to, or making equity investments in, Avid or providing advisory services to Avid, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Avid, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Avid, and these reports may or may not recommend that investors buy or hold Avid Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Avid as in your judgment is appropriate to make an informed decision with respect to an investment in Avid Stock.

Historical Information.....   The following table sets forth the published high
                              and low Closing Prices of Avid Stock during 2001,
                              2002, 2003 and during 2004 through December 1,
                              2004. The Closing Price of Avid Stock on December
                              1, 2004 was $58.31. We obtained the Closing Prices and other information listed below from Bloomberg
                              Financial Markets, without independent
                              verification. You should not take the historical prices of Avid Stock as an indication of future performance. We cannot give any assurance that the price of Avid Stock will increase sufficiently so that you will receive an amount in excess of the Issue Price or of the principal amount on any Exchange Date or Call Date.


                                     Avid Stock            High       Low
                                -------------------       ------    -------
                             (CUSIP 05367P100)
                              2001
                              First Quarter               $21.81    $12.50
                              Second Quarter...........    17.42     11.50
                              Third Quarter............    14.55      6.75
                              Fourth Quarter...........    12.89      6.55
                              2002
                              First Quarter............    14.13     10.19
                              Second Quarter...........    13.76      7.50
                              Third Quarter............    11.71      7.94
                              Fourth Quarter...........    23.01      8.46
                              2003
                              First Quarter............    23.87     17.90
                              Second Quarter...........    37.15     22.00
                              Third Quarter............    56.80     36.41
                              Fourth Quarter...........    58.79     47.53
                              2004
                              First Quarter............    53.67     39.55

                                     Avid Stock            High       Low
                                -------------------       ------    -------
                              Second Quarter...........    54.76     45.44
                              Third Quarter............    53.99     41.52
                              Fourth Quarter (through
                              December 1, 2004)........    58.31     47.50



                              We make no representation as to the amount of dividends, if any, that Avid will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Avid Stock.

Use of Proceeds and
  Hedging..................   The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.
                              See also "Use of Proceeds" in the accompanying prospectus.

                              On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Avid Stock. Such purchase activity could potentially have increased the price of Avid Stock and, therefore, the price at which Avid Stock must trade before you would receive an amount of Avid Stock worth as much as or more than the principal amount of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Avid Stock, options contracts on Avid Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Avid Stock or the amount of cash you will receive upon an exchange or call or at maturity of the Notes.

Supplemental Information
Concerning Plan of
 Distribution..............   Under the terms and subject to conditions
                              contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue
                              Date. There will be no concession to other dealers. We expect to deliver the Notes against payment therefor in New

                              York, New York on December 6, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Avid Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Avid Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
 Companies.................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                              Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA or insurance companies deemed to be investing ERISA plan assets (or other governmental or church plans subject to similar regulation, as described above) purchasing the Notes should also consider the possible implications of owning Avid Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
 Taxation..................   The Notes are optionally exchangeable notes as
                              discussed under "United States Federal
                              Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement and will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Investors should refer to that discussion for a full description of the U.S.
                              federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                              In summary, U.S. taxable investors will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. taxable investors generally will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income. Further, U.S. taxable investors will not be required to recognize gain or loss with respect to the Notes on the occurrence of a Reorganization Event.

                              The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument without contingencies but with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 4.4999% compounded semiannually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of the semi-annual coupons and an amount equal to $1,328.4259 due at maturity.

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. taxable investors' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

                                            Dated: [On or after January 6, 2005]

Morgan Stanley                             Morgan Stanley & Co. Incorporated, as
1585 Broadway                                Calculation Agent
New York, New York 10036                   1585 Broadway
                                           New York, New York 10036
                                           Fax No.: (212) 507-5742


Dear Sirs:

     The undersigned holder of the Global Medium-Term Notes, Series F, Senior Fixed Rate Notes, .50% Exchangeable Notes due December 30, 2011 (Exchangeable for Shares of Common Stock of Avid Technology, Inc.) of Morgan Stanley (CUSIP No. 617446SX8) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after January 6, 2005 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to December 30, 2011, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 14 dated December 1, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated November 10, 2004 and the Prospectus dated November 10, 2004 related to Registration Statement No. 333-117752. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Avid Technology, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.


                                     Very truly yours,


                                     -------------------------------------------
                                     [Name of Holder]

                                     By:
                                         ---------------------------------------
                                         [Title]


                                     -------------------------------------------
                                     [Fax No.]

                                     $__________________________________________
                                     Principal Amount of Notes to be surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
     --------------------------------
     Title:

Date and time of acknowledgment   _______________
Accrued interest, if any, due upon surrender of the Notes for exchange: $_______